Exhibit 99.2

DRAFT – NOT For Immediate Release

June 16, 2005

Media Contact: Kelly Zitlow, (847) 442-7662, kelly.zitlow@hewitt.com

Investor Contact: Jennifer Rice, (847) 771-6464, investor.relations@hewitt.com

Hewitt Associates CFO to Resign

LINCOLNSHIRE, Ill. – Hewitt Associates, Inc., a global human resources services firm, today announced that Dan A. DeCanniere will resign as chief financial officer. Mr. DeCanniere will remain as chief financial officer until a successor is named, or until the end of its calendar year, to ensure an orderly transition of responsibilities.

Dale L. Gifford, chairman of the board and chief executive officer, said, “Dan was instrumental in assisting Hewitt through several years of strong growth, transitioning from a private partnership to a public company and through our several acquisitions. I want to thank Dan for his numerous contributions to Hewitt.”

The Company has commenced a search for Mr. DeCanniere’s replacement.

About Hewitt Associates

With more than 60 years of experience, Hewitt Associates (NYSE: HEW) is the world’s foremost provider of human resources outsourcing and consulting services. The firm consults with more than 2,300 companies and administers human resources, health care, payroll and retirement programs on behalf of more than 300 companies to millions of employees and retirees worldwide. Located in 35 countries, Hewitt employs approximately 20,000 associates. For more information, please visit: www.hewitt.com.

# # #